ARC COMMUNICATIONS INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 and 1999

ARC COMMUNICATIONS INC. AND SUBSIDIARIES

Contents

                                                                         Page

Consolidated Financial Statements

   Independent auditors' reports                                         F-2

   Balance sheet as of December 31, 2000                                 F-3

   Statements of operations for the years ended
      December 31, 2000 and 1999                                         F-4

   Statements of changes in stockholders' equity
      for the years ended December 31, 2000 and 1999                     F-5

   Statements of cash flows for the years ended
      December 31, 2000 and 1999                                         F-6

   Notes to financial statements                                         F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Arc Communications Inc.
Tinton Falls, New Jersey

We have audited the accompanying consolidated balance sheet of Arc Communications Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arc Communications Inc. and subsidiaries as of December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



Richard A. Eisner & Company, LLP


Florham Park, New Jersey
March 1, 2001

ARC COMMUNICATIONS INC. AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2000


  ASSETS
  Current assets:
     Cash and cash equivalents                                                                      $     358,000
     Accounts receivable - net                                                                            547,000
     Other receivables                                                                                     65,000
     Prepaid expenses and other current assets                                                             26,000
                                                                                                    -------------

        Total current assets                                                                              996,000
                                                                                                    -------------

  Property and equipment, net                                                                             376,000
                                                                                                    -------------

  Other assets:
     Goodwill - net                                                                                        67,000
     Security deposits                                                                                     11,000
     Due from employees                                                                                    23,000
                                                                                                    -------------

        Total other assets                                                                                101,000
                                                                                                    -------------

                                                                                                    $   1,473,000
                                                                                                    =============

  LIABILITIES
  Current liabilities:

     Advances under line of credit                                                                  $     335,000
     Accounts payable and accrued expenses                                                                320,000
     Other liabilities                                                                                     96,000
                                                                                                    -------------

        Total current liabilities                                                                         751,000
                                                                                                    -------------

  Commitments and contingencies

  STOCKHOLDERS' EQUITY

  Preferred stock, 9% cumulative, stated value $.20; 5,000,000 shares authorized; 720,000
     shares issued and outstanding (at liquidating value)                                                 144,000
  Common stock, no par value, stated value $.001; 45,000,000 shares authorized;
     13,713,132 shares issued and outstanding                                                              14,000
  Additional paid-in capital                                                                            1,407,000
  Accumulated deficit                                                                                    (843,000)
                                                                                                    --------------

        Total stockholders' equity                                                                        722,000
                                                                                                    -------------

                                                                                                    $   1,473,000
                                                                                                    =============

Consolidated Statements of Operations

                                                                    Year Ended December 31,
                                                                ------------------------------
                                                                    2000             1999
                                                                -------------    -------------

Net sales                                                       $   4,206,000    $   3,629,000
                                                                -------------    -------------

Costs and expenses:
   Operating costs                                                    745,000          580,000
   Selling, general and administrative                              3,392,000        2,765,000
   Depreciation and amortization                                      153,000          144,000
                                                                -------------    -------------

      Total costs and expenses                                      4,290,000        3,489,000
                                                                -------------    -------------

Other income (expense):
   Interest income                                                     16,000           14,000
   Interest expense                                                   (32,000)         (42,000)
                                                                --------------    ------------

      Total other expense                                             (16,000)         (28,000)
                                                                --------------   --------------

Net income (loss)                                               $    (100,000)   $     112,000
                                                                ==============   =============

Net income (loss) available for common stockholders             $    (113,000)   $      99,000
                                                                ==============   =============

Basic and diluted income (loss) per share                           $(0.01)            $0.01
                                                                    =======            =====

Consolidated Statements of Changes in Stockholders' Equity

                                             Preferred Stock                Common Stock
                                          Shares                       Shares
                                          Issued        Amount         Issued        Amount
                                        -----------  ------------  ------------- ------------
Balance, December 31, 1998                  750,000    $  150,000    13,750,632     $ 14,000

Issuance of common stock and options
   services rendered                                                      2,500
Cancellation of preferred stock             (30,000)       (6,000)
Cancellation of common stock
   subject to an escrow agreement                                       (50,000)
Net income
                                        -----------  ------------  ------------- ------------

Balance, December 31, 1999                  720,000       144,000    13,703,132       14,000

Issuance of options for services
   rendered

Issuance of common stock as
   compensation                                                          10,000
Net loss
                                        -----------  ------------  ------------- ------------

Balance, December 31, 2000                  720,000    $  144,000    13,713,132   $   14,000
                                        ===========  ============  ============= ============


                                                                               Total
                                              Additional       Accumulated   Stockholders'
                                           Paid-in Capital       Deficit       Equity
                                           ---------------   ------------   ------------
Balance, December 31, 1998                  $ 1,352,000        $ (855,000)     $661,000

Issuance of common stock and options
   services rendered                             23,000                          23,000
Cancellation of preferred stock                                                  (6,000)
Cancellation of common stock
   subject to an escrow agreement
Net income                                                        112,000       112,000
                                           ---------------   ------------   ------------

Balance, December 31, 1999                    1,375,000          (743,000)      790,000

Issuance of options for services
   rendered                                      29,000                          29,000

Issuance of common stock as
   compensation                                   3,000                           3,000
Net loss                                                         (100,000)     (100,000)
                                           ---------------   -------------  -------------

Balance, December 31, 2000                  $ 1,407,000       $  (843,000)     $722,000
                                           ===============   =============  =============


Consolidated Statements of Cash Flows

                                                                             Year Ended December 31,
                                                                          -----------------------------
                                                                               2000            1999
                                                                          -------------   -------------

Cash flows from operating activities:
Net income (loss)                                                         $    (100,000)  $     112,000
   Adjustments to reconcile net loss to net cash provided by
      operating activities:
        Depreciation and amortization                                           153,000         144,000
        Provision for uncollectible accounts                                     61,000          73,000
        Issuance of options for professional services                            29,000          23,000
        Issuance of common stock as compensation                                  3,000
        Changes in :
           Accounts receivable                                                  116,000        (261,000)
           Prepaid expenses and other current assets                             (8,000)          8,000
           Security deposits                                                     (3,000)          1,000
           Due from employees                                                     5,000          (8,000)
           Accounts payable and accrued expenses                                  5,000          72,000
           Other receivables/liabilities                                         10,000          21,000
                                                                          -------------   -------------

              Net cash provided by operating activities                         271,000         185,000
                                                                          -------------   -------------

Cash flows from investing activity:
   Expenditures for property and equipment                                     (156,000)       (101,000)
                                                                          -------------   -------------

Cash flows from financing activity:
   Proceeds from (repayments to) line of credit                                (109,000)         44,000
                                                                          -------------   -------------

Net increase in cash and cash equivalents                                         6,000         128,000
Cash and cash equivalents - beginning of year                                   352,000         224,000
                                                                          -------------   -------------

Cash and cash equivalents - end of year                                   $     358,000   $     352,000
                                                                          =============   =============

Supplemental disclosures of cash flow information:
   Interest                                                               $      32,000   $      43,000

ARC COMMUNICATIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999


NOTE A - ORGANIZATION AND DESCRIPTIONS OF BUSINESS

Arc Communications Inc. (the "Company") is a full-service marketing consulting and New Media design firm specializing in sports marketing, technology and the pharmaceutical industry. Services include marketing, consulting, website development, electronic commerce, interactive multi-media, graphics design and imaging.

The Company, through its subsidiaries, electronically publishes interactive educational and reference material for the medical and dental professions, provides on-line continuing professional education to the medical, dental and funeral director's professions and provides on-line personal medical information.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]    Principles of consolidation:

       The accompanying consolidated financial statements include the accounts of the Company and all of its subsidiaries after elimination of all significant intercompany accounts and transactions.

[2]    Cash and cash equivalents:

       The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

       The Company  maintains cash balances in various  financial  institutions.
       Management   periodically   evaluates  the  credit   worthiness  of  such
       institutions.

[3]    Use of estimates:

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[4]    Allowance for doubtful accounts:

       The Company establishes an allowance for uncollectible trade accounts receivable based on management's evaluation of collectibility of outstanding accounts receivable. The allowance for doubtful accounts is $67,000 as of December 31, 2000.

[5]    Per share information:

       Basic earnings (loss) per share is computed by dividing income available to common stockholders (net income or loss adjusted for preferred stock dividends of $13,000 in each year) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed by dividing income available to common stockholders by the weighted average shares outstanding, assuming all dilutive potential common shares were issued using, with respect to the assumed proceeds from the excess of dilutive options and warrants, the treasury stock method calculated based upon average market price for the period. The weighted average number of common shares outstanding for the year ended December 31, 2000 and 1999 aggregated 13,713,000 and 13,739,000, respectively, and all options (1,555,000 in 2000 and 1,475,000 in 1999) have been excluded since they are anti dilutive.

[6]    Property and equipment:

       Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5 years. Leasehold improvements are amortized over the shorter of the lease term or the lives of the respective asset.

[7]    Goodwill:

       Goodwill is being amortized on a straight-line basis over 10 years. The carrying value of goodwill is analyzed quarterly by the Company based upon the expected cash flows of the acquired enterprise. Amortization expense amounted to $10,000 for each of the years ended December 31, 2000 and 1999. Accumulated amortization aggregated $31,000 as of December 31, 2000.

[8]    Revenue recognition:

       The Company recognizes income from sales at the date the product is shipped and as professional services are performed. Revenue from custom software development is recognized based on its percentage of completion.

[9]    Stock-based compensation:

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

[10]   Advertising:

       The Company  follows the policy of charging the costs of  advertising  to
       expense  as  incurred.   During  2000  and  1999,  the  Company  recorded
       advertising expense of $33,000 and $33,000, respectively.

[11]   Recent Accounting Pronouncements:

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," providing guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company does not expect the adoption of SAB 101 to have an impact on the Company' results of operations, financial position or cash flows.

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2000 consists of:

          Equipment and furniture                       $   1,001,000
          Leasehold improvements                              106,000
                                                        -------------
                                                            1,107,000
          Accumulated depreciation                           (731,000)
                                                        -------------
                                                        $     376,000
                                                        =============


Depreciation expense aggregated $143,000 and $134,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE D - ADVANCES UNDER LINE OF CREDIT

Advances under a $750,000 line of credit bear interest at the bank's prime rate plus 1.5% and are collateralized by the Company's accounts receivable. The line of credit is due on demand.

NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are:

          Accounts payable                              $    260,000
          Accrued payroll                                     36,000
          Other                                               24,000
                                                        ------------
                                                        $    320,000
                                                        ============

NOTE F - INCOME TAXES

The significant components of the Company's deferred tax asset and liability as of December 31, 2000 are as follows:

          Deferred income tax asset:
             Net operating losses carryforwards         $    423,000
             Other                                             5,000
                                                        -------------
                                                             428,000
                                                        -------------

          Deferred income tax liability:
             Accrual to cash adjustment                       89,000
             Property and equipment                           15,000
                                                        ------------
                                                             104,000
                                                        ------------
          Net deferred tax asset                             324,000
          Valuation allowance                               (324,000)
                                                        ------------

          Net deferred tax asset                        $          0
                                                        ============

The significant components of the provision for income taxes for the years ended December 31, 2000 and 1999 are as follows:

                                                  2000             1999

          Deferred:
             Federal                           $ 16,000         $(119,000)
             State                                4,000           (35,000)
             Change in valuation allowance      (20,000)          154,000
                                               ---------        ---------

                Total deferred income taxes    $      0         $       0
                                               =========        =========


As of December 31, 2000, the Company has net operating loss carryforwards of approximately $1,039,000 for federal income tax purposes, which expire through 2020.

The difference between the statutory federal income (benefit) tax rate on the Company's pre-tax income (loss) and the Company's effective income tax rate is summarized as follows:

                                                 2000              1999

          Statutory federal income tax rate     (34.0)%             34.0%
          Prior year overaccrual                  9.6               90.6
          Change in tax rate                                        21.4
          Decrease (increase) in valuation
             Allowance                           14.0             (142.8)
          Nondeductible expenses                  3.0                1.8
          Other                                   7.4               (5.0)
                                               --------          ----------

          Effective income tax rate                 0%                 0%
                                               ========          ==========


NOTE G - RELATED PARTY TRANSACTION

Legal   fees   paid   to   corporate   counsel,   with   which   the  son  of  a
director/shareholder is affiliated, were $17,000 and $37,000 for 2000 and 1999, respectively.

NOTE H - STOCKHOLDERS' EQUITY

[1]    Common stock:

       In connection with the Company's 1997 acquisition of a subsidiary, 50,000 shares were issued subject to an escrow agreement whereby, if a certain performance benchmark was met on or before October 31, 1999, the shares would be released. The benchmark was not met and the shares were cancelled in 1999.

       In January 2000, the Company issued 10,000 shares of common stock to an employee and recorded an expense of $3,000 at fair value on the date of issuance.

NOTE H - STOCKHOLDERS' EQUITY (CONTINUED)

[2]    Preferred stock:

       Dividends in arrears as of December 31, 2000 aggregated $ 30,000.

       During  1999,   30,000  shares  of  the   preferred   stock  and  related
       subscription receivable were canceled.

[3]    Stock options:

       The Company has a stock option plan under which 1,500,000 shares of common stock are reserved for issuance upon exercise of either incentive or nonincentive stock options which may be granted from time to time by the Board of Directors to employees and others. The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. The options have a maximum term of 4 years.

       The Company applies APB 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the exercise price of the option at the date of grant. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss and net loss per share for 2000 would have been approximately ($235,000) and $(.02), respectively and for 1999 pro forma net income and net income per share would have approximated $90,000 and $.01, respectively. The weighted average fair value of the options granted during 2000 and 1999 were $.40 and $.20 per share, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions; dividend yield 0%, volatility 480% and 486%, expected life 4 years, risk free interest rate of approximately 6.3% and 5.3%.

The following table summarizes stock options transactions under the plan:

                                                       Year Ended December 31,

                                                 2000                         1999
                                                       Weighted                     Weighted
                                                        Average                      Average
                                                       Exercise                     Exercise
                                         Shares          Price         Shares         Price
                                     ------------    -----------    -----------   -----------
   Options:
      Outstanding at beginning
        of year                         1,250,000        $0.50          460,000       $0.50
      Granted                             200,000         0.50          765,000        0.50
      Canceled                            120,000         0.50
                                     ------------                   -----------

      Outstanding at end of year        1,330,000        $0.50        1,250,000       $0.50
                                     ============                   ===========

      Exercisable at year end             715,000        $0.50          390,000       $0.50
                                     ============    ===========    ===========   ===========

The following table summarizes information about stock options outstanding for which the Company has an obligation to issue shares of common stock as of December 31, 2000:

                         Options Outstanding                         Options Exercisable
            ----------------------------------------------        --------------------------
               Number                                                Number
            Outstanding         Weighted          Weighted        Exercisable       Weighted
Range of       as of             Average          Average            as of           Average
Exercise    December 31,        Remaining         Exercise        December 31,      Exercise
 Prices         2000         Life (in Years)       Price              2000            Price
--------    ------------     ---------------      --------        ------------      --------
 $0.50       1,330,000            2.24             $0.50              715,000         $0.50


In March 1999, the Company entered into a two year consulting agreement with a public relations company. Under the terms of the agreement, the Company issued 225,000 options exercisable at $1.00 per share with an estimated fair value of the date of grant of $56,000. During the years ended December 31, 2000 and 1999, the Company recognized an expense of $29,000 and $23,000, respectively.

NOTE I - COMMITMENTS

The Company leases office space and equipment under operating leases with an initial or remaining term in excess of one year, expiring through 2006. As of December 31, 2000, minimum aggregate rentals are as follows:

          Year Ending
          December 31,

             2001                      $205,000
             2002                       223,000
             2003                       204,000
             2004                       174,000
             2005                       174,000
             Thereafter                 160,000
                                   ------------
                                     $1,140,000


Total rent expense for the years ended December 31, 2000 and 1999 aggregated $195,000 and $167,000, respectively.

NOTE J - MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

For the year ended December 31, 2000, three customers accounted for 20%, 14% and 10% of sales, respectively. One of these customers accounted for 23% of sales for the year ended December 31, 1999. The aggregate accounts receivable balances as of December 31, 2000 for these customers were $275,000.

NOTE K - SEGMENT INFORMATION

The Company has two reportable segments; multi-media and continuing professional education. The multi-media products business is comprised of interactive multi-media programs, printing and internet site development. The continuing professional education business (CPE) is comprised of the traditional hard copy examinations and examinations taken on the internet.

                                                  2000            1999
Revenues
   Multi-media                                  $3,183,000      $2,975,000
   Continuing professional education             1,023,000         654,000
                                             -------------   -------------
      Total consolidated revenues                4,206,000      $3,629,000
                                             =============   =============

Net income (loss)
   Multi-media                                      72,000        $226,000
   Continuing professional education              (172,000)       (114,000)
                                             --------------  -------------
      Total consolidated net income (loss)       $(100,000)       $112,000
                                             ==============  =============

Assets
   Multi-media                                   1,280,000      $1,402,000
   Continuing professional education               193,000         168,000
                                             -------------   -------------
      Total consolidated assets                 $1,473,000      $1,570,000
                                             =============   =============